Exhibit 99.2


                             L-1 IDENTITY SOLUTIONS
                             MODERATOR: LISA CRADIT
                                  JULY 30, 2008
                                 11:00 A.M. EST


OPERATOR: Good morning, my name is Crystal (ph) and I will be your conference operator today. At this time I would like to welcome everyone to the L-1 Identity Solutions second quarter 2008 conference call.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to pose a question during this time, please press star and then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you. It is now my pleasure to turn the floor over to your host, Lisa Cradit. Ma'am you may begin your conference.

LISA CRADIT: Good morning and thank you for joining us at L-1 Identity Solutions 2008, second quarter and first six months financial results conference call. Statements that representatives of L-1 Identity Solutions make during the call that are not historical facts are forward-looking statements made under the Safe Harbor provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's current beliefs and assumptions, and involve inherent risks and uncertainty. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially for any forward-looking expectations.

Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings. The company expressly disclaims any obligation to revise or update any forward-looking statement.

Representatives of L-1 plan to use a number of defined financial terms during this afternoon's call, such as adjusted EBITDA, organic growth and unlevered cash, free cash flow.

Please refer to the Company's earnings press release issued this morning for further definition and contacts from the use of these terms. With that, I will now turn the call over to, Bob LaPenta. Bob?

ROBERT LAPENTA, CHAIRMAN, PRESIDENT AND CEO , L-1 IDENTITY SOLUTIONS: Thanks, Lisa. Good morning, everyone, and thanks for participating in our second quarter calendar '08 conference call.

I'm assuming everybody read our press release today. We went through a lot of numbers. I'm not going to spend any time on the numbers. Jim DePalma will take you through the numbers and provide color on some of the items behind the numbers.

I think overall it was a very good quarter for us. All of our divisions are performing extremely well, and I'm especially pleased with the fact that they're now beginning to work together and we're getting a lot of opportunities for L-1 as a joint entity.

Bidding activity is robust, and we're seeing large National ID, ePassport, and border security opportunities in Latin America and the Middle East, Africa, and India, and I'll give you a little bit more color on that in a few minutes.

We spent a great deal of time as I'm sure everybody knows on the Digimarc transaction during the quarter, and I'm pleased to announce that today we're still on track with completing that transaction hopefully in the beginning of August.

You've all read that we changed our offer from that 50 percent cash and stock offer to an all cash offer. The valuation of our previous offer was about $263 million, and the value of our offer today is about $310 million, so it was an increase of about $47 million.

With that we still believe that this is going to be an exceptional transaction for L-1, both from a strategic and financial standpoint, so we're pleased with the way that's going right now. I really am not going spend too much time talking about it. We have a couple of more days left on our tender.

Some of the highlights for the six months - we announced a couple of days ago that the U.S. Passport Card Program, that had an initial value of about $105 million was increased to $215 million. And in addition to that, the Border Crossing Card was added onto that program.

So right now it has a valuation of about $239 million over five years. We believe that as additional cards are added to that program that's going to continue to increase and it's going to be a very, very valuable program for us going forward.

In Enrollment Services, our IBT division is doing extremely well. Their organic growth this year is going to be well in excess of 20 percent. We continue to open additional enrollment sites. Right now we're approaching 600, and for the first half as noted in our press release, we've enrolled over 647,000 people.

We are bidding on opportunities that will provide substantial upside, and we believe that as more states continue to pass laws, requiring enrollments in schools and nursing homes, by their police departments, health care organizations, real estate, insurance brokers, this business is going to continue to grow at a very, very, rapid, rapid pace.

The demand for HIIDE continues to increase. We announced during the quarter that we booked a $4.9 million dollar order. This was part of a basic ordering agreement of approximately $24 million. That includes 4100s in jump kits and expansion modules.

And these were from 4.0 so it basically eliminated the remaining inventory of our 4.0s at SecuriMetrics.

In addition to that, a program that I was talking about earlier in the year for middle eastern countries, the budget has been approved for that program, and we are now working with that customer to put together a program to deliver either 4.0s or 5.0s, depending on the customer's preference.

And we are hoping to be able to book that within the next three to four weeks. It's a substantial program for us, and we're excited about it because it will be our first booking for a customer outside of a U.S. entity.


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
We announced in the quarter that we released our new Touch Print enhanced definition 4800 live scan; this captures forensic-quality pen, print, and palm images. And the early reception in the market is very favorable and we expect this to be a nice revenue generator for us as we move forward.

Also in the quarter we announced the B5000 which is document authentication - our next generation document authentication product. Again here, the reception has been very favorable.

We're already booking and shipping quantities of these new devices, and we think this is going to have substantial upside in programs like Real ID. In Bioscript, we've now had them for about four or five months and I'm pleased to announce that they're doing extremely well.

You may recall that when acquired them, they were running at about an $18 million run rate. They were losing $2 -$3 million dollars in EBITDA. Right now they have 75 employees. They're well focused, and they're growing north of 20-25 percent.

So we're very pleased with the way they're performing, and we expect continued organic growth. We just released a new 3D face reader and we're going to be releasing our new PID device within the next one to two months. So things are going very well at Bioscript.

The Secure Credentialing division continues to perform and I would say outperform, they're doing exceedingly well. They had $16 million in extensions on existing driver's license contracts, and as you read, finally, the initial grants of $80 million for RealID were released.

Our states received about $16-$18 million of those grants. And Digimarc; actually their states received about $50-$57 million. We're now preparing proposals and responding to requests from our states in providing solutions for enhanced security, enhanced card production, and we expect this to start generating revenue sometime in the fourth quarter.

Registered Traveler continues to be a program that is starting to build momentum for us. As you know, we are the system integrator on that program with teams of Lockheed, General Electric and VIP.

The enrollments of subscribers are starting to pick up and, as you know, we provide both the hardware and we provide the IP and we get a per subscriber fee so as those subscribers increase, we stand to make you know additional revenue for it.

So, with the background, I'd say that we're seeing increased activity both in the U.S. and overseas. Our bidding activity is increasing dramatically. We're seeing U.S. programs like HSPD-12 and Real ID start to really gain momentum.

And as a result of the momentum we are seeing in the first half, we are issuing guidance in the third quarter of $140 million to $150 million with EBITDA of about $20 million to $23 million, and we are reconfirming our guidance for the full year at about $555 million to about $575 million with free cash flow of somewhere between $60 million to $65 million.

Jim will talk to you about the numbers and will also give you some color on our recent negotiations with the bank and putting together a new bank facility. With that, I will turn it over to Jim and then we'll open it up for questions.


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
JIM DEPALMA, EXECUTIVE VP, CFO AND TREASURER, L-1 IDENTITY SOLUTIONS: Thank you Bob. As Bob noted the second quarter was an extremely successful quarter, highlighted by strong organic growth across all of our segments, expanding operating cash margins and strong free cash flow, healthy bookings and a growing backlog.

The press release provides a good summary regarding our operating results for the second quarter and six-month period. And Bob has covered the key highlights of various targeted opportunities and overall, business momentum heading into the second half of the year.

I will cover some of the key items related to our financial performance. The quarter results for the second quarter of 2008, as you know, include ACI, McClendon and the Bioscript acquisitions, all which were acquired subsequent to June 30, 2007.

We continued our strong momentum this quarter meeting the high end of our previously provided guidance on all key metrics; revenues of $145 million compared to $135 million to $145 million. EBITDA up $23 million compared to $20 million to $22 million and earnings per share of $0.04 in the middle of our $0.03 to $0.05cent range.

On a reported basis, revenue was $145 million for the second quarter compared to $90 million for the same quarter last year or an increase of 61 percent. On a "same store" basis, for the entities under L-1 management for both quarters, Viisage, ACI, Bioscript and McClendon, revenue grew approximately 27 percent from $90 million to $115 million.

On a pro forma basis, revenues increased 22 percent from $119 million to $145 million, driven by strong demand in our Federal and State credentialing and background screening services, as well as our intelligence services businesses.

Our continued pace of organic growth represents a tangible reaffirmation of our strategic vision to bring together the leader in identity management combining end-to-end multi-modal offerings with high-end intelligent consulting and services.

Our secure credentialing business Viisage increased by 62 percent to approximately $32 million due to continued demand by our Federal customers to meet their growth requirements in the implementation of the PassCard program.

Our long-term relationship in alignment with our Federal customers and their key priorities remains very strong as highlighted by the expansion of the Passport Card program as noted by Bob from $107 million to $215 million and the addition of the Border Crossing Card program.

We expect this unit to continue strong growth for the second half as we begin to deliver under these key programs. The potential combination of our credentialing business with Digimarc will create a truly unique asset and a specialized identity management provider, which will provide significant backlog, revenues and cash flow, enhancing future growth prospects.

Our Biometric solutions business grew significantly on a sequential basis to $37,000,000 or over 70 percent reflecting orders from key Federal, international and State agencies for multi-modal solutions.

In particular, as Bob noted, our jump kit solution, which integrates our finger, face and iris offerings, additional HIIDE devices and funded development from our DoD customer, enhancing L-1's leading position and brand as the multi-modal identity management partner for the Department of Defense.

We now have over 8,000 units deployed worldwide. Continued growth in this business will continue to drive expansion in our gross profits and cash operating markets. Intelligence services businesses continue to make great strides, well over 20 percent driven by tremendous growth in our human intelligence, analysis and operation support and information systems and engineering businesses, which grew 40 percent and 20 percent respectively, compared to the prior year's quarter, reflecting the addition of key new business wins.

Billable full time equivalents have grown from close to 700 professionals in the 2nd quarter last year to over 900 at the end of this quarter. Primarily driven by our SpecTal unit, which has added over 110 cleared specialistsin the last 12 months to meet demand for new contract wins and existing requirements. We expect these businesses to grow well in excess of 20 percent addressing current contract demands and new bidding activity.

We are currently addressing over $200 million in new near term primecontract opportunities in this area. It has been a terrific area for us. As Bob noted, the background screening business grew over 23 percent reflecting growth in volume of new agencies added to existing State contracts: Texas and Michigan to name two, and continued growth of Federal programs HAZPRINT and HSPD-12.

Print volume for the quarter has grown from 240,000 prints to over 350,000 prints in this quarter and is expected to be at a $1.8 million annual run rate by year-end or approximately $100,000,000 in annualized revenues.

Our goal is to continue to outperform customer expectations and capture the significant growth that States implement in much needed programs. We have a dominant position in this space and with the number of sites across the country, approaching 600 as Bob noted800 by year-end in 46 of the 50 states.

Our reported gross margin was 33 percent compared to 31 in the prior year, primarily due to improved mix in revenues in our identity solutions segment (passports, printers, multi-modal solutions) and our gross margins grew over five basis points sequentially as our mix improved.

We expect our gross margins to continue to increase for the balance of the year. Our cash gross margin approximated 39 percent in the second quarter when you back out non-cash amortization.

Operating expenses as a percentage of sales decreased to 26 percent from 30 percent, excluding non-cash items. Operating expenses as a percentage of revenues approximated 23 percent reflecting effective management of costs and our overall operating leverage.

As a result EBITDA for the quarter was approximately $23 million or 17 percent of revenues compared to $13 million on a pro forma basis or an increase of 77 percent. We continue to target 16 to 17 percent cash operating margins for the full year and anticipate that the Digimarc acquisition will improve these margins.

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
Looking ahead we see our cash gross margins reaching in excess of 40 percent and cash operating expense reducing to the 20 percent range as we target 20 percent EBITDA results for the future.

Other items of note: interest expense for the quarter was $3.2 million related to our convertible notes and borrowings under our credit facility which decreased by $6 million, and as Bob noted, we have spent the last couple of months addressing a new facility andthe banks have been terrific.

Our requirements were, as noted, about $350 million and we were well oversubscribed and so it's been a tremendous support from the banking community and we're going to be in a position to quite frankly expand our facility.

In connection with tax expense we were going to record - we recorded $2.4 million during the quarter. It's non-cash. We donot anticipate to be a federal cash taxpayer for at least another three to four years.

Weighted average shares outstanding was approximately 74.6 million, up from 71.3 million in the second quarter of 2007. The increase reflects the shares issued in connection with the Bioscript and McClendon transactions.

And just briefly on the balance sheet - just some highlights - we're obsessed and we continue to be obsessed with collections. As a result, our DSO has decreased from 73 days to 63 days. We're targeting 60 to 63 days.

Inventory increased slightly by $5 million to address upcoming requirements for biometric devices and credentialing solutions to meet our needs. Goodwill is up $34 million primarily relating to the Bioscript acquisition and accounts payable, just a $7 million increase through the normal vendor cycles.

At the end of the second quarter we've continued to enjoy strong leverage with our coverage of debt to EBITDA of 1.2 to 1.0, well below our requirement of 4.50 to one, and this will obviously change when we complete the Digimarc acquisition.

Bob mentioned unlevered cash flow for the quarter was approximately $15 million impacted slightly by timing of sales and receivables that were done towards the end of the quarter, and as I noted we continue to focus on working capital.

A small amount of capital expenditures; just a little point on backlog. It grew from $750 million at year end to $800 million at the end of the second quarter reflecting a book to billof 1.4 times, outpacing revenues by almost 40 percent and the Digimarc acquisition is expected to bring our backlog at year end to over $1 billion, positioning us for strong performance in 2009.

That concludes my overview. Back to you, Bob.

ROBERT LAPENTA: Very good, Jim. Thanks, and now we'll open it up to questions.

OPERATOR: Thank you. At this I would like to remind everyone, if you would like to pose a question, press star and the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.


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
There appears to be no questions at this time.

UNKNOWN FEMALE:  No questions?

UNKNOWN MALE:  No.

(INAUDIBLE).

OPERATOR: Again, that's star one to ask a question. There appears to be no questions at this time.

ROBERT LAPENTA: Well, I hope we don't have a technical problem here. We've obviously had a problem getting this call hooked up with AT&T, but if that is in fact the case, we thank you for your participation and if there are any questions later on, Doni, myself or Jim will be available to answer them.

Thanks very much and we'll talk to you again in the next quarter.

OPERATOR: Thank you. This concludes today's conference call. You may now disconnect.

END

                             L-1 IDENTITY SOLUTIONS

                             MODERATOR: LISA CRADIT
                                  JULY 30, 2008
                                  2:00 P.M. ET


Operator:           Good afternoon, my name is (Pam), and I will be your
                    conference operator today. At this time, I would like to welcome everyone to the L-1 Identity Solutions supplemental second quarter 2008 financial results Q&A conference call.
                    All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period.

                    If you would like to pose a question during this time, please press star, then the number one, on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the floor over to Lisa Cradit.

                    Ms. Cradit, you may begin your conference.

Lisa Cradit:        Good afternoon and thank you for joining for L-1 Identity
                    Solutions 2008 second quarter and first six months financial results supplemental conference call. Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the safe harbor provision of Private
                    Securities Litigation Reform Act of 1995.

                    Forward-looking statements are based on management's current beliefs and assumptions and involve inherent risks and uncertainties. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward-looking expectations. Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings.

                    The company expressly disclaims any obligation to revise or update any forward-looking statements. Representatives of L-1 plan to use a number of defined financial terms during this afternoon's call, such as adjusted EBITDA, organic growth and unlevered cash, free cash flow. Please refer to the company's earnings press release, issued this morning, for further definition and context on the use of these terms.

                    With that, I will now turn the call over to Mr. Bob LaPenta. Bob?

Bob LaPenta:        Good afternoon, everyone, and I apologize for the technical issues we've been having. I understand they emanate from an AT&T new facility, or something like that. At any rate, I appreciate you devoting some additional time to us and we'll open it up right for questions.

                    Operator, are there any questions?

Operator:           Thank you. At this time, I would like to remind everyone, if you would like to pose a question, press star, then the number one, on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

                    Thank you. Your first question is coming from James Ricchiuti from Needham & Company. Please go ahead.

Bob LaPenta:        Hi, Jim.

Operator:           Mr. Ricchiuti your line is live.

(Jim Ricchiuti):    OK, I'm having some audio problems on my end.

Bob LaPenta:        Oh, boy. We've got to reschedule our second quarter
                    conference call for tomorrow.

(Jim Ricchiuti):    There you go, Bob.

Bob LaPenta:        Yes, go ahead, (Jim).  Sorry.

Male:               I think we lost him.

Operator:           Mr. Ricchiuti has left queue. Your next question is coming to Jeremy Grant from the Stanford Group.

Jeremy Grant:       Hey, can you guys hear me?

Bob LaPenta:        Yes, we can.

Jeremy Grant:       Fantastic. Hey, just one question. I wanted to know if you could talk a little bit about what HIIDE and PIER sales looked like in the quarter and sort of the outlook going forward. I know in the first part of the call you mentioned a lot about the 4.0s versus the 5.0, and I'm wondering what kind of new things are we going to see in the 5.0 that are going to be an advancement?

Bob LaPenta:        OK, well, we saw about 1,000 or 1,100 HIIDEs, which
                    basically consumed the invested that we had of the 4.0s. You may recall that at the beginning of the year we said we had about $8 million in funding toward development of jump kits and the next generation HIIDE, the 5.0.

                    The 5.0 is going to have liquid lensing. It's going to have GPS. It's going to have networking capability and a larger onboard matching capability. I think it's going to go up to about 350,000, from an onboard capability now of about 25,000.

                    So it's also a little lighter - well, no, it's actually just slightly heavier, but it has a lot more capability.

Jeremy Grant:       OK, and what is the outlook do you think for the second half of the year in terms of DoD procurements or international. I know you mentioned there was one international that you hoped was in the Q.

Bob LaPenta:        Yes, and you may recall that I mentioned that at the
                    beginning of the year. Actually, that was a program we were hoping to book toward the end of last year and I guess it's typical for these type of opportunities, when you're dealing with foreign countries and entities. But the budget was approved and we are currently negotiating with the customer.
                    Can't talk about numbers, but the program's going to involve initially an integration phase and then there are going to be a number of HIIDEs, and we're not sure whether they're going to buy 4.0s or 5.0s - I guess it depends on timing.

                    The 5.0s are going to be available around the fourth quarter of this year, probably in November, and relative to demand - you saw that we announced a basic ordering agreement of about $24 million. That just includes jump kits, expansion modules, some additional batteries, the initial complement of 4.0s that they acquired. And up to now, about $8 million of that has been released, so we would expect some portion of that remaining $16 million to be released during the rest of this year.

                    Relative to the 5.0s, and I think you mentioned this yourself, this is one of the items that is being considered for a (Palm), to become a program of record type item. So, again, the customer is spending money, developing this capability. We think beyond there's going to be a 6.0, which will be a lot smaller, a lot lighter and a lot more capable also, but we expect them to buy 5.0s next year.

Jeremy Grant:       OK, and the question on the (Palm) was my second question, so that's about all I had. Thanks.

Bob LaPenta:        Thank you.

Operator:           Thank you. Your next question is coming from Tim Quillin
                    with Stephens Inc. Please go ahead.

Tim Quillin:        Good afternoon.

Bob LaPenta:        Good afternoon, Tim.

Tim Quillin:        The G&A expenses were up quite a bit quarter to quarter. Was that a number that we should plan on for the rest of the year, or will that come down a little bit in 3Q and 4Q?

Male: A couple of things happened there. Again, we're making investments in our marketing infrastructure in Washington, but the largest increase there was as a result of our integration of SecuriMetrics and Identix into the Biometric group. We took a look at a number of people and, as a result, there were some severance charges that hit the second quarter.

Bob LaPenta:        Yes, and they were what?

Male:               Two million dollars, yes.

Tim Quillin:        OK, that's helpful. Can you also walk me through the revenue model for Registered Traveler? I think you talked about a per-enrollment type of fee, but can we look at this per kiosk and then per applicant, as well?

Bob LaPenta:        Yes, but, again, we're not talking material numbers, but
                    I'll give you a little color on what it looks like. Right now, there are 19 airports. You may have read recently that TSA has now approved this basically to go in all airports and we provide all of the hardware. We provide the IP and we get a per-subscriber fee. The subscribers are ramping up nicely and the re-up, where people basically renew their subscription, is running north of 90 percent.

                    So right now it's probably generating $2 million to $3 million a year, and we would expect that as their subscribers increase, it's going to create a very nice annuity or revenue stream for us. We also get a maintenance fee per airport, and, again, I don't want to talk about numbers there, but it's a decent number and it pays for all of our equipment upgrades and maintenance of those airports.

Tim Quillin:        OK, that helps us think about that. And during your prepared comments earlier today, you talked about an inventory build for certain programs that you expected later this year. Can you talk about exactly what you're building inventory for?

Male: I think we increased inventory overall by $5 million. There were a couple of programs related to - we're still selling, even though HIIDEs are a tremendous product and sale for us, we still sell a lot of PIERs, so there was an order for PIERs that we got that we will deliver in the third quarter. There were some live scan systems as part of the jump kit that Bob talked about. And for the past - pardon, program, we were beginning to build inventories to be able to meet the customer demands in the third quarter.

Bob LaPenta:        Yes, and I'd say US Passport Card is probably the largest
                    percentage of that.

Tim Quillin:        OK, good, and then just a couple of details. Cash from
                    operations during the quarter and Capex.

Male: Yes, we had free cash flow, almost $15 million, and my recollection was that Capex was $4.6 million for the quarter.

Tim Quillin:        OK, the free cash, is that an unlevered free cash. Is that what you're referring to?

Male:               That's correct.

Tim Quillin:        OK, OK, and then if you could just talk about acquisitions after Digimarc. Thank you.

Bob LaPenta:        Digimarc is a large acquisition for us. We're going to make sure that we get that integrated. When we start realizing the synergies and get that operating as one integrated entity. Jim mentioned our new bank facility. We're currently negotiating that. We would expect that after the Digimarc transaction, we're going to have dry powder somewhere in the $100 to $150 million range. We are now going to look at acquisitions for the next six to nine months as a must-have mode as opposed to a nice-to-have acquisition.

                    So with our cash flow we would expect to pay down debt, look at opportunities very critically and those that we consider to be very compelling, we continue to pursue.

Tim Quillin:        Thank you.

Operator:           Thank you. Your next question is coming from
                    (BrianRuttenbur), with Morgan Keegan.

                    Please go ahead.

(Brian Ruttenbur):  Thank you. My first question deals with the G&A breakdown.
                    You said that in the third quarter there should be about a $2 million drop, so we should be modeling $21 million. Is there anything else that should be ramping up in the third quarter, ex Digimarc?

Male: I would say that our plan for the third quarter is about $2 million less than what we have in the second quarter.

(Brian Ruttenbur):  And then gross margins, you were roughly 33 percent. Should we expect that level or higher going forward, or will there be any dips, do you anticipate?

Male: We believe that without the Digimarc acquisition, we'll continue to grow that margin a little bit. With the Digimarc acquisition, it will also enhance the margin. So we see that growing 33, 34. I don't to say 35 - Bob will say 35, but I think certainly it's going to grow and certainly the cash gross margin is going to be I expect north of 40 percent.

(Brian Ruttenbur):  OK, and the debt breakdown, can you give it to us?

Bob LaPenta:        Yes, right now we have about $75 or $80 million outstanding on our line. We would expect to get a bank facility north of about $400 million. It's going to be composed of a line of credit and a term loan. We're finalizing the split relative to that, but we would expect a line of credit somewhere in the $100 to $150 million range.

(Brian Ruttenbur):  OK, and what are you paying for that? What kind of interest rates should we be modeling? That's what I was kind of shooting -

Jim DePalma:        I think we indicated in the tender we're talking about on
                    the revolver 3.75 above libor and we indicated that the term would be in the four to five range above libor, and I think it's going to be about 4.5, and there might be a little OID, probably a 1.5 percent discount.

(Brian Ruttenbur):  OK, very good.  Thank you very much.

Bob LaPenta:        Thank you.

Operator:           Thank you. Your next question is coming from Jim Ricchiuti with Needham & Company.

                    Please go ahead, (Jim).


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
(Jim Ricchiuti):    Thank you. I'll givei it another try. I wonder if you can
                    give a little bit more breakout on the revenues. You mentioned, I believe, that biometrics was around $37 million in the quarter and secure credentials around $32. Can you give us a little breakout on intelligence services and some of the other components.

(Jim): Well, intelligence services was about - north of $50 million. That's ACI, McClendon and SpecTel. And when we looked at the service business, we include IBT as well, and that we said was...

Male:               Seventy million.

(Jim):              So around $72 million, $52 was intelligence services.

(Jim Ricchiuti):    OK, and that $52 was up around 20 percent, did you say, year over year?

(Jim): Right, and that includes, again, on a pro forma basis, we haven't had the time to work our magic with ACI and McClendon yet, like we have with SpecTel. SpecTel is up about 40 percent and ACI and McClendon are up a little bit in the first quarter.

(Jim Ricchiuti):    OK, and regarding PASS card, how should we think about the revenues for that program in the second half of the year and I wonder how would you characterize the margins? I guess initially the margins will be fairly low and then ramp up once you go through the printer deployment and some of the startup costs.

Bob LaPenta:        Right. We delivered our initial complement of cards. I think we delivered maybe 200,000, 250,000 cards. The Department of State has indicated that the demand, the initial demand for these cards, is rather robust. But until we get a better sense of what the rollout is going to be, we've been fairly conservative in projecting revenue. We think these cards, there's just to the PASS card itself, they've (punted) about
                    $215 million five years, so you would expect when it's fully ramped up for this to be somewhere around a $40 to $50 million a year program, and that would represent somewhere north of 10 million cards a year.

(Jim Ricchiuti):    OK, and, Bob, with pretty decent margins on this?

Bob LaPenta:        I think as I indicated way back when we initially lost the program, it was somewhere around a 20 percent range. I think


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
                    we've made progress now. We've taken some cost out of the cards. We've gotten our subcontractors, they've become more comfortable now that they're in production of these cards, and I think the margins are going to increase and continue to increase as we increase production.

                    But right now we're saying somewhere incrementally in the north of 20 percent range.

(Jim Ricchiuti):    OK, and just a final question, just regarding REAL ID and
                    the grants that came out of Homeland Security. So about $80 million, and it looked like Digimarc has the biggest chunk of that and it appears to be heavily concentrated also with the State of Missouri. How should we think about the initial revenues that could begin to flow out of REAL ID for you guys and perhaps for Digimarc if you're willing to speculate, over the next 12 months?

Bob LaPenta:        Well, I would expect that a great majority of that, of the roughly $74 million that we receive, I would expect that a large percentage of that will be spent over the next 12 months.

(Jim Ricchiuti):    OK, and can you give us some flavor as to which pieces of
                    your business are going to be affected, whether it's equipment, identity verification. I'm just trying to get a sense as to how this funding is going to impact you directly.

Bob LaPenta:        Right, and each state is now looking at their requirements and approaching it actually differently, I guess based on their requirements or what their current system and facilities look like.

                    But basically we're going to be providing consulting. We're going to be providing software. We developed in house a software capability that basically walks every state through the REAL ID certification process and actually it's a great piece of software, because any impact or anything they want to change, whether it's where they take the photo, how they take the photo, how they do the document authentication, what happens if they change the material? What happens in the back-end processing?

                    What if they go from basically over the counter to centralized processing? And we are going to help the states work through each of these issues and how it impacts their process and their cost. So a high percentage of it we think is going to be in software, consulting, and then providing them with equipment that they'll be able to use on a trial basis in order to become comfortable on how they start implementing the REAL ID.

                    So it will also include - for instance, it could include our facial recognition capability, cameras, document authentication. We could start providing them with additional cards. We're also going to hope that we can get those states that are interested in enhanced driver's license maybe to take a look at our PASS card program to create synergies there.

                    So we think there are a lot of opportunities for us, but until we actually get into the process and see how they want to move forward, we'll be a little conservative.

(Jim Ricchiuti):    OK, that's very helpful. Just did you guys by any chance
                    give out your international revenue component in the quarter? What were international revenues?

Bob LaPenta:        I'm going to say they were probably less than 10 percent?

                    (Bobby), do you have a better number than that?

(Bobby):            I think that's about right.

(Jim): We'll be filing a 10-Q here in the next day or two and you'll be able to see that.

(Jim Ricchiuti):    OK, thanks a lot.

Operator:           Thank you. Your next question is coming from Paul Coster of
                    JPMorgan. Please go ahead.

Mark Strouse:       Hi, it's actually Mark Strouse on behalf of Paul. Bob, in
                    your prepared remarks, you mentioned that your divisions are beginning to work together on bids. Can you give a few examples of that?

Bob LaPenta:        Well, I have actually about five or six examples, but for
                    competitive reasons I think I'd rather wait until we start booking these things to tell you about them. But I could tell you that they involve many projects in Latin America.
                    They involve projects in India and Vietnam, and where else did we put a joint bid together?

(Jim):              In the United States, we had a number of them.

Bob LaPenta:        In the U.S., Africa. And, again, I don't want to really talk too much about specifics, but we're finding that the opportunities for National I.D., e-passport programs, border security programs, are increasing and our bidding activity is increasing along the way.

                    Now, all of these are going to be competitive, but I think the fact we bid together, we've got our divisions coordinated and we do offer an end-to-end solution from credentialing to enrollment to the biometrics to the AFIS gives us a pretty good positioning on these programs. We've spent a lot of money - you're seeing some of that come through in the G&A line and international marketing, I think we have some more to do there.

                    But the bidding activity I would describe as robust, and a lot of them include multi-divisional activity.

Mark Strouse:       OK, thanks. And then a few of the companies we talk to that sell into the state and local government market, at least in their areas, are seeing some cutbacks in budgets. Are you guys seeing any evidence of that and what do you think the risk of that going forward is, given the weak economy?

Bob LaPenta:        I think that's certainly a consideration, but when it comes to driver's license, things of that nature, I think that's basically out of their control. If it comes to implementing new systems, there may be some impact, but our state and local business right now probably represents, aside from our enrollment, probably represents I want to say $25, $30 million. So if there were a 10 percent reduction there, it would not be that material.

Mark Strouse:       OK, perfect.  Thank you.  Congrats on the question.

Bob LaPenta:        Thank you.

Operator:           Thank you. Once again, if you would like to pose a question, you may press star, followed by the number on your touch-tone phone at this time. Thank you. Your next question is coming from (Joshua Jabs) of Roth Capital. Please go ahead.

(Joshua Jabs):      Good afternoon.

Bob LaPenta:        Hi, (Josh).

(Joshua Jabs):      Just following up on the passport side, a couple of
                    questions. First, can you describe the relationship that you have with Stanley, given their recently expanded passport contract and then are you getting any visibility on the 2009 deadline in the E.U. to move forward on the fingerprint side?

Bob LaPenta:        What was the last part of your question?

(Joshua Jabs):      The second question was on the June 2009 deadline in the
                    E.U. to move towards the second - or to start issuing second generation passports with the biometrics?

Bob LaPenta:        OK, let's see.  So the first question was regarding...

Male:               Stanley.

Bob LaPenta:        Our relationship is excellent with Stanley. We work with
                    them well. We've been working with them, I would say, for the past five to 10 years, and we have a great relationship with the Department of State, particularly after what happened with G.D. on the PASS card program, and our good performance, A, on this program and, B, on passports. So we would only expect our relationship with Stanley to get better.

                    We're going to continue working with them and our relationship with the Department of State is very good. Relative to the U.K. e-passport opportunity, we currently are not on that program. We're exploring opportunities with Northrop and Raytheon in that area, but we don't have any revenue forecast on that program.

(Joshua Jabs):      Bob, I guess I was talking more broadly about the European market on the passport side.

Bob LaPenta:        Yes. We're working with a number of partners. In India, were working with Tata. We are considering a relationship with (Jamaco) on some of these passport opportunities. But I think Digimarc is really going to help us internationally with their capability and the fact they do produce national
                    ID cards in Russia and I guess, where? In Malaysia they have facilities, and Mexico.

                    But, again, we have not won any passport program per se as yet.

(Joshua Jabs):      OK, great, thank you.

Operator:           Thank you. Your final question is coming from (Ryan
                    Cunningham) with Solis.

                    Please go ahead.

(Ryan Cunningham):  Hey, guys. Sorry if this question was already asked, because
                    I joined a little late, but on the acquisition front, in terms of what you guys are looking at in the strategic pipeline, are you absolutely focused on integrating Digimarc for the near term, or are there other things you're potentially looking to acquire over the next 12 to 18 months.

Bob LaPenta:        There are a couple of opportunities we're looking at, but as
                    I indicated, we're going to be very careful which opportunities we pursue. And for the next six to 12 months, these acquisitions are going to have to be in the must-have category, as opposed to the nice to have. So we're really going to concentrate on getting Digimarc integrated, getting the synergies together. And I've got to tell you, speaking of the synergies, we think we uniquely have great opportunities for those synergies because of our involvement in the driver's license market.

                    Again, I don't want to talk in too much detail about that, but we're very encouraged about the integration and the synergies we see in the two companies.

(Ryan Cunningham):  That's great. And just in terms of potential must-have acquisitions, are we talking, size wise, like similar to Digimarc, potentially, or smaller?

Bob LaPenta:        I'm not going to comment right now.

(Ryan Cunningham):  OK, all right. Just curious because I saw the credit facility got upsized, and so I was curious if maybe you guys would be using some of that excess capacity to go out and potentially make some acquisitions over the next 12 months.

Bob LaPenta:        I would say that the odds are pretty good that that will
                    happen.

(Ryan Cunningham):  OK.  OK, great.  Thank you.

Bob LaPenta:        OK. Well, again, I appreciate your participation here and, again, I apologize for the technical difficulties. We look forward to talking to you in the third quarter and, again, we feel good about the quarter and the rest of the year and


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
                    we look forward to talking to you about it in our next conference call. Thanks again. Take care.

Operator:           Thank you, and this concludes today's L-1 Identity Solutions supplemental second quarter 2008 financial results Q&A conference call. You may now disconnect your lines, and have a pleasant day.



                    END































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